                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant                        [X]

Filed by a Party other than the Registrant     [_]

Check the appropriate box:

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X]  Proxy Statement

     [_]  Definitive Proxy Statement

     [_]  Definitive Additional Materials

     [_]  Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12


RADIO ONE, INC.


________________________________________________________________________________
               (Name of Registrant as Specified in Its Charter)


________________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.

          (1)  Title of each class of securities to which transaction applies:


               _________________________________________________________________

          (2)  Aggregate number of securities to which transaction applies:


               _________________________________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


               _________________________________________________________________


          (4)  Proposed maximum aggregate value of transaction:


               _________________________________________________________________


          (5)  Total fee paid:

               _________________________________________________________________

          [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

               _________________________________________________________________


          (2)  Form, schedule or registration statement number:

               _________________________________________________________________


          (3)  Filing party:

               _________________________________________________________________


          (4)  Date filed:

               _________________________________________________________________

                                Radio One, Inc.
                    5900 Princess Garden Parkway, 8th Floor
                                Lanham, MD 20706
                                  301-306-1111

                                                                 August 16, 2000

Dear Fellow Stockholder:

   You are cordially invited to attend the 2000 annual meeting of Stockholders of Radio One, Inc. (the "Company"), to be held on Friday, September 15, 2000 at 9:30 a.m. local time, at the Washington Monarch Hotel, 2401 M Street, NW, Washington, D.C.

   At this meeting you will be asked to vote on several proposals, all of which are described in detail in the attached proxy statement. Also enclosed are the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and a proxy card.

   Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. After reading the attached proxy statement, please sign, date, and promptly return the proxy in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. Submitting the proxy will not preclude you from voting in person at the Annual Meeting should you later decide to do so.

   Your cooperation in promptly returning your completed proxy is greatly appreciated. We look forward to seeing you at the annual meeting.

                                          Sincerely,

                                          Alfred C. Liggins, III
                                          Chief Executive Officer

                                Radio One, Inc.
                    5900 Princess Garden Parkway, 8th Floor
                                Lanham, MD 20706
                                  301-306-1111

                               ----------------

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               SEPTEMBER 15, 2000

                               ----------------

   NOTICE IS HEREBY GIVEN that the annual meeting of Stockholders (the "Meeting") of RADIO ONE, INC., a Delaware corporation (the "Company") will be held on September 15, 2000 at 9:30 a.m., local time, at the Washington Monarch Hotel, 2401 M Street, NW, Washington, D.C. to consider and act upon the following matters:

     1. The election of Brian W. McNeill and Terry L. Jones as Class A directors to serve until the 2001 annual meeting of Stockholders or until their successors are duly elected and qualified.

     2. The election of Catherine L. Hughes, Alfred C. Liggins, III, and Larry D. Marcus as directors to serve until the 2001 annual meeting of Stockholders or until their successors are duly elected and qualified.

     3. The amendment of the Company's Amended and Restated Certificate of Incorporation to provide holders of the Class A Common Stock the right to convert such Class A Common Stock into Class D Non-Voting Common Stock.

     4. The amendment of the Company's Amended and Restated Bylaws to permit the election of up to eleven, but not fewer than five, members of the Board of Directors.

     5. The ratification of the adoption of the 1999 Stock Option Plan.

     6. The ratification of the appointment of Arthur Andersen, LLP as independent public accountants for the Company for the year ended December 31, 2000.

     7. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

   The Board of Directors is not aware of any other business that will be presented for consideration at the Meeting.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF PROPOSALS 1, 2, 3, 4, 5 AND 6 TO BE PRESENTED AT THE ANNUAL MEETING.


   Only Stockholders of record at the close of business on August 9, 2000 will be entitled to notice of and to vote at the Meeting or any adjournment thereof. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting. A list of Stockholders entitled to vote at the Meeting will be available for inspection by any Stockholder, for any reason germane to the Meeting, during ordinary business hours during the ten days prior to the Meeting at the Company's offices at 5900 Princess Garden Parkway, 8th Floor, Lanham, Maryland 20706. If you wish to view the list of Stockholders, please contact the Assistant Secretary's office at (301) 306-1111.

                                Radio One, Inc.
                    5900 Princess Garden Parkway, 8th Floor
                                Lanham, MD 20706

                               ----------------

 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 15,
                                      2000

                               ----------------

                                    GENERAL

   This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of RADIO ONE, INC. ("Radio One" or the "Company") of proxies to be used at the annual meeting of Stockholders (the "Meeting"), to be held on September 15, 2000 at 9:30 a.m., local time, at the Washington Monarch Hotel, 2401 M Street, NW, Washington, D.C., and all adjournments thereof. The proxy statement and a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 are first being mailed on or about August 16, 2000 to Stockholders of record at the close of business on August 9, 2000.

   A proxy card is enclosed. Whether or not you plan to attend the Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope provided. This will ensure that your shares will be voted at the Meeting.

   Proxies will be solicited by mail, and the Company will pay all expenses of preparing and soliciting such proxies. The persons designated as proxy in any duly executed proxy card received, will vote on all matters presented at the Meeting in accordance with the specifications given therein by the person executing such proxy or, in the absence of specified instructions, will vote in favor of each of the proposals indicated on such proxy. The Board of Directors does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should come before the Meeting, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

   Any Stockholder may revoke his or her proxy at any time before the Meeting by written notice to such effect received by the Company at the address set forth above, attn: Linda J. Eckard, Assistant Secretary, by delivery of a subsequently dated proxy, or by attending the Meeting and voting in person.

                                  THE MEETING

   The Meeting will be held on September 15, 2000 at 9:30 a.m., local time, at the Washington Monarch Hotel, 2401 M Street, NW, Washington, D.C.

                                   PROPOSALS

   At the Meeting, our Stockholders will be asked to (i) elect Brian W. McNeill and Terry L. Jones as Class A Directors, to serve until the 2001 annual meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1); (ii) elect Catherine L. Hughes, Alfred C. Liggins, III, and Larry
D. Marcus as directors to serve until the 2001 annual meeting of Stockholders or until their successors are duly elected and qualified (Proposal 2); (iii) amend the Company's Amended and Restated Certificate of Incorporation to provide holders of the Class A Common Stock the right to convert such Class A Common Stock into Class D Non-Voting Common Stock (Proposal 3); (iv) amend the Company's Amended and Restated Bylaws to permit the election of up to eleven, but not fewer than five, members of the Board of Directors (Proposal 4); (v) ratify the adoption of the 1999 Stock Option Plan (Proposal 5); (vi) ratify the appointment of Arthur Andersen, LLP as independent public accountants for the Company for the year ended December 31, 2000 (Proposal 6); and (vii) transact such other business as may properly come before the Meeting or any adjournment thereof.

   The Board of Directors is not aware of any other business that will be presented for consideration at the Meeting.

                                HOW YOU CAN VOTE

   You may submit your proxies by attending the Meeting and voting your shares in person. You also may choose to submit your proxies by completing the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Meeting for which you are eligible to vote. If your shares are held in the name of a broker, bank or other record holder (i.e., in "Street Name"), you must either direct the record holder of your shares how to vote your shares or obtain a proxy from the record holder to vote at the Meeting.

                       VOTING AND SOLICITATION OF PROXIES

   All shares of Common Stock represented at the Meeting by properly executed proxies received prior to the vote at the Meeting, unless previously revoked (as described immediately below), will be voted in accordance with the instructions indicated thereon. Where a properly signed proxy is returned and no instructions are given, proxies will be voted as follows:

  --Proxies received from all holders of Common Stock will be voted FOR the amendment to the Company's Amended and Restated Certificate of Incorporation to provide holders of Class A Common Stock the right to convert such Class A Common Stock into Class D Non-Voting Common Stock (holders of Class C Common Stock and Class D Non-Voting Common Stock are not eligible to vote on any other proposal presented at the Meeting).

  --Proxies received from the holders of Class A Common Stock will also be voted FOR all of the nominees for Class A Director (for which holders of Class B Common Stock are not eligible to vote).

  --Proxies received from holders of Class A Common Stock and Class B Common stock will be voted FOR:

   --All of the other nominees for Director;

   --The amendment to the Company's Amended and Restated Bylaws to permit election of up to eleven, but not fewer than five, members of the Board of Directors;

   --Approval of the 1999 Stock Option Plan;

   --Ratification of Arthur Andersen, LLP as independent public accountants for the Company for the 2000 fiscal year; and

   --At the discretion of the proxies on any other matter that may be properly brought before the Meeting.

   No matters other than those referred to above are presently scheduled to be considered at the Meeting. A broker who holds a Stockholder's shares in Street Name will not be entitled to vote on Proposals 3, 4, and 5 without instructions from the beneficial owner of such shares. Pursuant to the Company's Amended and Restated Bylaws, any question presented to a meeting of the Stockholders must be approved (with certain exceptions) by the vote of a majority of the votes eligible to be cast by the Stockholders at the Meeting, and, as a result, abstentions will have the same effect as a vote against such proposal, whereas broker non-votes will have no effect on the voting.

   Abstentions may be specified on each proposal. Abstentions will be counted as present for purposes of the item on which the abstention is noted and, thus, have the effect of a vote against the proposal. Votes may be cast in favor of or in opposition to each proposal or, in the case of the election of Directors, votes may be cast in favor of the election of each nominee or withheld. Except with respect to proposals requiring the affirmative vote of a majority of votes entitled to be cast (Proposals 3 and 4), as to which broker non-votes have the effect of a vote against the proposal, shares represented by a proxy as to which there is a broker non-vote will not be counted toward the calculation of a majority of votes and thus will have no effect on the outcome of the voting. (A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.)

   A Stockholder giving a proxy may revoke such proxy at any time before the proxy is voted. A proxy may be revoked by filing with Linda J. Eckard, Assistant Secretary of the Company at 5900 Princess Garden Parkway, 8th Floor, Lanham, Maryland 20706 either (i) a written notice of revocation, including by telegram or facsimile, bearing a date later than the date of such proxy or (ii) a later-dated proxy relating to the same shares. A Stockholder who gives a proxy may also revoke such proxy by attending the Meeting and voting in person (although mere attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy).

                             COSTS OF SOLICITATION

   Proxies are being solicited by and on behalf of the Company, and the Company will pay the costs of soliciting proxies. The Company will solicit proxies by mail, and the directors, officers and employees of the Company may also solicit proxies by telephone, facsimile, telegram or in person. Those persons will receive no additional compensation for these services but will be reimbursed for reasonable out-of-pocket expenses. The Company will bear the costs of preparing and mailing the proxy materials to such persons as brokerage houses and other custodians, nominees and fiduciaries, for their forwarding of the proxy materials to the beneficial owners. Upon request, the Company will also reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to the beneficial owners.

                            SHARES ENTITLED TO VOTE

   Only Stockholders of record of Common Stock at the close of business on August 9, 2000 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 22,788,933 shares of Class A Common stock and 2,867,463 shares of Class B Common Stock issued, outstanding and eligible to vote. Each share of Class A Common Stock is entitled to one non-cumulative vote, and each share of Class B Common Stock is entitled to ten non-cumulative votes. As of the Record Date, there were also 3,132,458 shares of Class C Common Stock and 56,689,176 shares of Class D Non-Voting Common Stock issued and outstanding, whose vote will be counted only with respect to the proposed amendment to the Company's Amended and Restated Certificate of Incorporation to permit holders of Class A Common Stock to convert such Class A Common Stock into Class D Non-Voting Common Stock.

                                     QUORUM

   A quorum of Stockholders is necessary to take action at the Meeting. Each share of Class A Common Stock entitles the holder thereof to one vote. Each share of Class B Common Stock entitles the holder thereof to ten votes. Accordingly a total of 51,463,563 votes may be cast at the Meeting. The holders of shares of Common Stock representing a majority of all votes entitled to be cast at the Meeting (25,731,782 votes), whether present in person or represented by proxy at the Meeting, shall constitute a quorum. In addition to the foregoing, the holders of a majority of the Class C Common Stock (1,566,230 shares) and a majority of the Class D Non-Voting Common Stock (28,344,589 shares) must be present in person or by proxy at the Meeting in order for a quorum to be present for purposes of considering the proposed amendment to the Company's Amended and Restated Certificate of Incorporation to permit holders of Class A Common Stock to convert such Class A Common Stock into Class D Non-Voting Common Stock. The inspectors of election appointed for the Meeting will determine whether a quorum is present. Abstentions and instructions to withhold voting authority, but not broker non-votes, are counted as present for purposes of determining whether there is a quorum. In the event that a quorum is not obtained at the Meeting, we expect that the Meeting will be adjourned or postponed to solicit additional proxies.

   If a quorum is not present, the holders of the shares present in person or represented by proxy at the Meeting and entitled to vote thereat shall have the power, by the affirmative vote of the holders of a majority of such shares, to adjourn the Meeting to another time or place. Unless the adjournment is for more than thirty days or unless a new record date is set for the adjourned meeting, no notice of the adjourned meeting need be given to any Stockholder, provided that the time and place of the adjourned meeting is announced at the Meeting at which the adjournment was taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original Meeting.

                                 VOTE REQUIRED

   A quorum being present at the Meeting, (a) the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock will be necessary for the approval and adoption of the proposal to elect Brian W. McNeill and Terry L. Jones as Class A Directors, and (b) the affirmative vote of a majority of the votes cast by all holders of Class A Common Stock and Class B Common Stock will be necessary for the approval and adoption of the proposals for (i) for the election of the remaining director nominees, (ii) the ratification of the 1999 Stock Option Plan and (iii) the ratification of the appointment of the independent public accountants. In addition to the foregoing requirements, (i) the proposal to permit holders of Class A Common Stock to convert such Class A Common Stock into Class D Non-Voting Common Stock must be approved by a majority vote of the holders of each class of Common Stock, including the Class C Common Stock and the Class D Non-Voting Common Stock, and
(ii) the proposal to amend the Company's Amended and Restated By-laws to permit the election of up to eleven, but not fewer than five, directors must be approved by a majority vote of the holders of the Class A Common Stock and Class B Common Stock. Abstentions will be counted as votes against each proposal. Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting.

                            VOTING SHARES COMMITTED

   The Company has been advised by various members of management and the Board of Directors who, in the aggregate, hold or otherwise have voting power with respect to 1,906,064 shares of Class A Common Stock and 2,861,843 shares of Class B Common Stock (representing approximately 59.9% of the votes possible) that they intend to vote such shares in favor of each of the proposals to be presented for consideration and approval at the Meeting. In addition, the Company has been advised by various members of management and the Board who, in the aggregate, hold or otherwise have voting power with respect to 3,121,048 shares of Class C Common Stock (representing approximately 99.6% of the outstanding shares of the Class C Common Stock) and 15,787,233 shares of Class D Non-Voting Common Stock (representing approximately 27.8% of the Class D Non-Voting Common Stock) that they intend to vote such shares in favor of the proposed amendment to the Company's Amended and Restated Certificate of Incorporation to permit holders of Class A Common Stock to convert such Class A Common Stock into Class D Non-Voting Common Stock.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 30, 2000 by: (1) each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of Common Stock; (2) each of our top five most highly compensated executive officers; (3) each of our directors; and (4) all of our directors and officers as a group. The number of shares of each class of Common Stock excludes the shares of any other class of Common Stock issuable upon conversion of that class of Common Stock. Unless otherwise indicated in the footnotes below, each Stockholder possesses sole voting and investment power with respect to the shares listed. Information with respect to the beneficial ownership of shares has been provided by the Stockholders.

                                                        Common Stock
                          ------------------------------------------------------------------------
                               Class A           Class B           Class C           Class D
                          ----------------- ----------------- ----------------- ------------------          Percent
                                    Percent           Percent           Percent            Percent Percent  of Total
                          Number of   of    Number of   of    Number of   of    Number of    of    of Total  Voting
                           Shares    Class   Shares    Class   Shares    Class    Shares    Class  Economic  Power
                          --------- ------- --------- ------- --------- ------- ---------- ------- -------- --------
Catherine L.                  1,000  0.004%   851,536  29.7%  3,121,048  99.6%   7,947,168  14.0%    14.0%    16.5%
 Hughes(2)(3)...........
 c/o Radio One
 5900 Princess Garden
 Parkway, 8th Floor
 Lanham, Maryland 20706
Alfred C. Liggins,           38,036    0.2  2,010,307  70.1   3,121,048  99.6   10,338,782  18.2     18.2     39.1
 III(2)(4)..............
 c/o Radio One
 5900 Princess Garden
 Parkway, 8th Floor Lan-
 ham, Maryland 20706
Scott R. Royster(5).....     53,124    0.2        --    --          --    --       106,249   0.2      0.2      0.1
 c/o Radio One
 5900 Princess Garden
 Parkway, 8th Floor
 Lanham, Maryland 20706
Linda J. Eckard(6)......     15,567    0.2        --    --          --    --        31,135   0.1      0.1      0.2
 c/o Radio One
 5900 Princess Garden
 Parkway, 8th Floor
 Lanham, Maryland 20706
Mary Catherine Sneed....    230,922    1.0        --    --          --    --       461,844   0.8      0.8      0.4
 c/o Radio One
 5900 Princess Garden
 Parkway, 8th Floor
 Lanham, Maryland 20706
Terry L. Jones(7).......  1,077,318    4.8        --    --          --    --     2,154,636   3.8      3.8      2.1
 c/o Syncom Capital Cor-
 poration
 8401 Colesville Road,
 Suite 300
 Silver Spring, MD 20910
Brian W. McNeill(8).....    492,258    2.2        --    --          --    --       984,516   1.7      1.7      1.0
 c/o Burr, Egan, Deleage
 & Co.
 One Post Office Square
 Boston, MA 02109
Larry D. Marcus.........      2,500      *        --    --          --    --         5,000              *        *
 248 Gay Avenue
 Clayton, MO 63105
FMR Corp................  1,122,870    5.0        --    --          --    --     2,245,740   4.0      4.0      2.2
 82 Devonshire Street
 Boston, MA 02109 .
Janus Capital Corpora-    1,774,975    8.0        --    --          --    --     3,294,630   5.8      5.8      3.2
 tion...................
 100 Fillmore Street
 Denver, Colorado 80206-
 4923
Putnam Investments, Inc.  2,096,619    9.2        --    --          --    --     4,193,238   7.4      7.4      4.1
 .......................
 One Post Office Square
 Boston, MA 02109
All Directors and Named
 Executives as a group
 (8 persons)............  1,910,726    8.4  2,861,843  99.8   3,121,048  99.6   15,787,233  27.8     27.7     59.3

--------
   *  Less than .01%
  (1) The shares of Class C Common Stock and 6,242,096 shares of Class D Common Stock are held by Hughes-Liggins Family Partners, L.P., the limited partners of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999 (of which Ms. Hughes is the trustee and sole beneficiary), and the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999 (of which Mr. Liggins is the trustee and sole beneficiary), and the general partner of which is Hughes-Liggins & Company, L.L.C., the members of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999, and the Alfred C. Liggins, III Revocable trust, dated March 2, 1999.
  (2) The shares of Class A Common Stock and Class B Common Stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One's directors.
  (3) The shares of Class B Common Stock and 1,703,072 shares of Class D Common Stock are held by the Catherine L. Hughes Revocable Trust, dated March 2, 1999.
  (4) The shares of Class B Common Stock and 4,020,614 shares of Class D Common Stock are held by the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999.
  (5) Includes 7,575 shares of Class A Common Stock and 15,150 shares of Class D Common Stock obtainable upon the exercise of stock options exercisable within 60 days of June 30, 2000.
  (6) Includes 12,625 shares of Class A Common Stock and 25,250 shares of Class D Common Stock obtainable upon the exercise of stock options exercisable within 60 days of June 30, 2000.
  (7) Includes 49,557 shares of Class A Common Stock and 99,104 shares of Class D Common Stock held by Mr. Jones, 300 shares of Class A Common Stock and 600 shares of Class D Common Stock held by each of Mr. Jones' three daughters, and 1,026,861 shares of Class A Common Stock and 2,053,722 shares of Class D Common Stock held by Syncom Capital Corporation. Mr. Jones is the President of Syncom Capital Corporation and may be deemed to share beneficial ownership of shares of Class A Common Stock held by Syncom Capital Corporation by virtue of his affiliation with Syncom Capital Corporation. Mr. Jones disclaims beneficial ownership in such shares.
  (8) Includes 14,217 shares of Class A Common Stock and 28,434 shares of Class D Common Stock held by Mr. McNeill and 478,041 shares of Class A Common Stock and 956,082 shares of Class D Common Stock held by Alta Subordinated Debt Partners III, L.P. Mr. McNeill is a general partner of Alta Subordinated Debt Partners III, L.P. and Mr. McNeill may be deemed to share beneficial ownership of shares of Class A Common Stock and Class D Common Stock held by Alta Subordinated Debt Partners III, L.P. by virtue of his affiliation with Alta Subordinated Debt Partners III, L.P. Mr. McNeill disclaims any beneficial ownership of such shares.

                              NO APPRAISAL RIGHTS

   Under the General Corporation Law of the State of Delaware, Stockholders of the Company do not have appraisal rights in connection with the proposals upon which a vote is scheduled to be taken at the Meeting.

                   PROPOSAL 1--ELECTION OF CLASS A DIRECTORS

   The Board of Directors consists of five (5) members who are elected annually to serve until the next annual meeting of stockholders, or until their respective successors have been elected and qualified. At the Meeting, the holders of Class A Common Stock, voting separately as a class, will elect two Class A Directors to serve until the 2001 annual meeting and until their successors are duly elected and qualified. The two nominees are Brian W. McNeill and Terry L. Jones. Each of them is an incumbent director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the Board of Directors. The two nominees must receive the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock to be elected. There is no cumulative voting for the Board of Directors.

   The tables below contain certain biographical information about the nominees for Class A Director as well as our other directors and executive officers.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK VOTE "FOR" THE ELECTION OF EACH OF THE PERSONS NOMINATED FOR CLASS
                           A DIRECTOR IN PROPOSAL 1.

Nominees For Class A Director

Brian R. McNeill
Director since 1995
Age: 44....................  Mr. McNeill has been a director of Radio One since 1995. Since 1986, Mr. McNeill has been a General Partner of Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He has served as a director in many private radio and television broadcasting companies such as Tichenor Media Systems, OmniAmerica Group, Panache Broadcasting and Shockley Communications. From 1979 to 1986, he worked at the Bank of Boston where he started and managed that institution's broadcast lending group. Mr. McNeill is a graduate of Holy Cross College and earned an M.B.A. from the Amos Tuck School at Dartmouth College. He currently serves as a director of Acme Communications, Inc., a public company with ownership interests in nine television stations.

Terry L. Jones
Director since 1995
Age: 53....................  Mr. Jones has been a director of Radio One since
                             1995. Since 1990, Mr. Jones has been President of Syndicated Communications, Inc., a communications venture capital investment company, and its wholly owned subsidiary, Syncom Capital Corporation. He joined Syndicated Communications, Inc. in 1978 as a Vice President. Mr. Jones serves in various capacities, including director, president, general partner and vice president, for various other entities affiliated with Syndicated

                             Communications, Inc. He also serves on the board of directors of the National Association of Investment Companies, Delta Capital Corporation, Sun Delta Capital Access Center, Cyber Digital Inc. and the Southern African Enterprise Development Fund. Mr. Jones earned his B.S. degree from Trinity College, his M.S. from George Washington University and his M.B.A. from Harvard Business School.

                    PROPOSAL 2--ELECTION OF OTHER DIRECTORS

   The remaining three directors will be elected by the holders of the Class A Common Stock and Class B Common Stock voting together at the Meeting, to serve until the 2001 annual meeting and until their successors are duly elected and qualified. The three nominees are Catherine L. Hughes, Alfred C. Liggins, III and Larry D. Marcus. Each of them is an incumbent director. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the Board of Directors. The three persons nominated for director must receive the affirmative vote of a majority of the votes cast by all Stockholders entitled to vote to be elected.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH HOLDER OF CLASS A
                COMMON STOCK AND CLASS B COMMON STOCK VOTE "FOR"
           THE ELECTION OF EACH OF THE PERSONS NOMINATED FOR DIRECTOR
                                 IN PROPOSAL 2.

Nominees For Other Directors

Catherine L. Hughes
Chairperson of the Board
and Secretary Director
since 1980
Age: 53....................  Ms. Hughes has been Chairperson of the Board of
                             Directors and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997. She was one of the founders of Radio One's predecessor company in 1980. Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host. She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station.
                             Ms. Hughes is also the mother of Mr. Liggins, Radio One's Chief Executive Officer, President, Treasurer and director.

Alfred C. Liggins,
III Chief Executive
Officer, President and
Treasurer Director since
1989
Age: 35....................  Mr. Liggins has been Chief Executive Officer since 1997, and President, Treasurer and a director of Radio One since 1989. Mr. Liggins joined Radio One in 1985 as an Account Manager at WOL-AM. In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One's Washington, D.C. operations. After becoming President, Mr. Liggins engineered Radio One's expansion into other markets. Mr. Liggins is a graduate of the Wharton School of Business/Executive M.B.A. Program. Mr. Liggins is the son of Ms. Hughes, Radio One's Chairperson and Secretary.

Larry D. Marcus
Director since 1999
Age: 55....................  Mr. Marcus became a director of Radio One in
                             April 1999. Mr. Marcus is currently President of Peak Media L.L.C., which is the sole management member of Peak Media Holdings L.L.C., the owner of a television station in Johnstown, Pennsylvania, and the operator under a time brokerage agreement of a television station in Altoona, Pennsylvania. In 1989, Mr. Marcus became the Chief Financial Officer of River City Broadcasting, L.P., licensee of ten television stations and thirty-four radio stations located in medium to large markets. River City Broadcasting was sold to Sinclair Broadcasting in 1996. Mr. Marcus is also a director of Citation Computer Systems, Inc., a publicly traded NASDAQ company. Mr. Marcus is a graduate of City College of New York.

Executive Officers

   In the table below we set forth certain information on those persons currently serving as our executive officers. Biographical information on Catherine L. Hughes, Chairperson of the Board and Secretary, and Alfred C. Liggins, III, Chief Executive Officer, President and Treasurer, is included above in the section "Nominees for Other Directors."

Scott R. Royster
Executive Vice President
and Chief Financial
Officer
Age: 36....................  Mr. Royster has been Executive Vice President of
                             Radio One since 1997 and Chief Financial Officer of Radio One since 1996. Prior to joining Radio One, he served as an independent consultant to Radio One. From 1995 to 1996, Mr. Royster was a principal at TSG Capital Group, LLC, a private equity investment firm located in Stamford, Connecticut, which has been an investor in Radio One since 1987. Mr. Royster has also served as an associate and later a principal at Capital Resource Partners from 1992 to 1995, a private capital investment firm in Boston, Massachusetts. Mr. Royster is a graduate of Duke University and Harvard Business School.

Mary Catherine Sneed
Chief Operating Officer
Age: 49....................  Ms. Sneed has been Radio One's Chief Operating
                             Officer since January 1998. Prior to joining
                             Radio One, she held various positions with Summit Broadcasting including Executive Vice President of the Radio Division, and Vice President of Operations from 1992 to 1995. Ms. Sneed is a graduate of Auburn University.

Linda J. Eckard
Assistant Secretary and
General Counsel
Age: 43....................  Ms. Eckard has been General Counsel of Radio One since January 1998 and Assistant Secretary of Radio One since April 1999. Prior to joining Radio One as General Counsel, Ms. Eckard represented Radio One as outside counsel from July 1995 until assuming her current position. Ms. Eckard was a partner in the Washington, D.C. office of Davis Wright Tremaine LLP, from August 1997 to December 1997.

                             Her practice focused on transactions and FCC regulatory matters. Prior to joining Davis Wright Tremaine LLP, Ms. Eckard was a shareholder of Roberts & Eckard, P.C., a firm that she co-founded in April 1992. Ms. Eckard is a graduate of Gettysburg College, the National Law Center at George Washington University and the University of Glasgow. Ms. Eckard is admitted to the District of Columbia Bar and the Bar of the United States Supreme Court.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Radio One's directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of our Common Stock and other equity securities. On the basis of reports and representations submitted by Radio One's directors, executive officers, and greater than ten percent owners, we believe that all required Section 16(a) filings for fiscal 1999 were timely made, except that the initial report on Form 3 for Mr. Marcus was inadvertently filed approximately one month after its due date.

 IMPORTANT INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES
                                    THEREOF

   The Board of Directors has an Audit Committee and a Compensation Committee. The functions of the Audit Committee include (i) selecting independent auditors for the Company, (ii) reviewing and arranging the scope of audits of the Company's financial statements and reviewing with the independent auditors and management of the Company the results thereof, including evaluation of the internal accounting controls, and (iii) reviewing and approving the Company's accounting principles and methods of their application. The members of the Audit Committee are Messrs. Jones and McNeill. The Audit Committee held one meeting during the last fiscal year.

   The members of the Compensation Committee are Messrs. Jones and McNeill. The functions of the Compensation Committee are to (i) approve policies, plans and performance criteria concerning the salaries, bonuses and other compensation of the executive officers of the Company, (ii) review and approve the salaries, bonuses and other compensation of the executive officers of the Company, (iii) review the compensation programs for other key employees, including salary and cash bonus amounts, (iv) establish and review policies regarding executive officer perquisites, (v) engage experts on compensation matters, if and when the members of the Compensation Committee deem it proper or advisable to do so, and (vi) perform such other duties as shall from time to time be delegated by the Board. The Compensation Committee held one meeting during the last fiscal year.

   The Board of Directors held a total of nine meetings during the last fiscal year. Each incumbent director who was a director of the Company during the fiscal year ended December 31, 1999, attended more than 75% of the aggregate number of meetings of the Board and the committees of which they were members that were held during the period such director was a member of the Board of Directors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

   Our non-officer directors are reimbursed for all out-of-pocket expenses related to meetings attended. In addition, Mr. Marcus receives an annual stipend of $24,000. Our other non-officer directors receive no additional compensation for their services as directors. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

Compensation of Executive Officers

   The following information relates to compensation of our Chief Executive Officer and each of our most highly compensated executive officers (the "Named Executives") for the fiscal years ended December 31, 1999, 1998 and 1997 (as applicable):

                           Summary Compensation Table

                                                        Long Term
                                                   Compensation Awards
                                                  -----------------------
                                                  Restricted   Securities
Name and Principal                                  Stock      Underlying    All Other
Positions                  Year  Salary   Bonus     Awards      Options   Compensation(2)
------------------         ---- -------- -------- ----------   ---------- ---------------
Catherine L. Hughes......  1999 $250,000 $150,000  $    --          --        $6,167
 Chairperson of the Board  1998  225,000  100,000       --          --         3,232
 of Directors and          1997  193,269   50,000       --          --         3,050
 Secretary
Alfred C. Liggins, III...  1999  300,000  250,000       --          --         6,230
 Chief Executive Officer,  1998  225,000  100,000       --          --         3,567
 President, Treasurer and  1997  193,269   50,000       --          --         3,125
 Director
Scott R. Royster.........  1999  200,000  175,000   225,000(1)   18,646        7,739
 Executive Vice President  1998  165,000   50,000       --          --           --
 and Chief Financial Of-   1997  148,077   25,000       --          --           --
 ficer
Mary Catherine Sneed.....  1999  220,000   50,000       --          --           --
 Chief Operating Officer   1998  200,000   50,000       --          --           --
Linda J. Eckard..........  1999  175,000   90,000       --       31,077          --
 General Counsel           1998  150,000   25,000       --          --           --

--------
(1) Represents 51,194 shares of Class C Common Stock with a value as of December 31, 1999 (based on the last reported sale price for Class A Common Stock on the Nasdaq National Market on such date of $92) of $4,709,848. Twenty-five percent of the stock vested on the date of grant; the remaining stock will vest in equal increments every month beginning February 28, 1999 and ending December 31, 2001.
(2) Represents personal use of vehicle and other taxable fringe benefits.

                       Option Grants in Last Fiscal Year

                                                                                      Potential
                                                                                 Realizable Value at
                                                                                   Assumed Annual
                                                                                   Rates of Stock
                            Number of    % of Total Options                      Price Appreciation
                           Securities        Granted to                            for Option Term
                           Underlying       Employees in    Exercise Expiration  -------------------
          Name           Options Granted    Fiscal Year      Price      Date        5%       10%
          ----           --------------- ------------------ -------- ----------- -------- ----------
Scott R. Royster........     18,646              9.0%        $24.00  May 5, 2009 $ 281,43 $  713,206
Linda J. Eckard.........     31,077             15.0          24.00  May 5, 2009  469,060  1,188,690

                         Fiscal Year-End Option Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options at Fiscal Year-    In-the-Money Options
                                        End               at Fiscal Year-End
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Scott R. Royster............    4,662       13,984      $317,016    $  950,912
Linda J. Eckard.............    7,289       23,788       495,652     1,617,584

Employment Agreements

   Ms. Catherine L. Hughes Employment Agreement. We anticipate entering into an employment agreement with Ms. Hughes pursuant to which Ms. Hughes will continue to serve as Radio One's Chairperson of the board of directors. Ms. Hughes receives an annual base salary of $250,000 effective January 1, 1999, subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the Board of Directors. We could incur severance obligations under the expected terms of the employment agreement in the event that Ms. Hughes's employment is terminated.

   Mr. Alfred C. Liggins, III Employment Agreement. We anticipate entering into an employment agreement with Mr. Liggins pursuant to which Mr. Liggins will continue to serve as Radio One's Chief Executive Officer and President. Mr. Liggins receives an annual base salary of $300,000 effective January 1, 1999, subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the Board of Directors. Radio One could incur severance obligations under the expected terms of the employment agreement in the event that Mr. Liggins' employment is terminated.

   Mr. Scott R. Royster Employment Agreement. We are party to a three-year employment agreement with Mr. Royster pursuant to which Mr. Royster serves as our Chief Financial Officer and Executive Vice President. Mr. Royster receives an annual base salary of $300,000 effective January 1, 2000, subject, under the terms of the employment agreement, to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Board of Directors. We could incur severance obligations under the terms of the employment agreement in the event that Mr. Royster's employment is terminated.

   Ms. Linda J. Eckard Employment Agreement. We are party to an employment agreement with Ms. Eckard pursuant to which Ms. Eckard serves as our General Counsel. Under the terms of the employment agreement, Ms. Eckard receives an annual base salary of $200,000 effective January 1, 2000, subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Board of Directors. We could incur severance obligations under the terms of the employment agreement in the event that Ms. Eckard's employment is terminated.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Radio One has formed a Compensation Committee of the Board of Directors, and all of the directors serving on such Compensation Committee are directors who are not employees of Radio One. The Compensation Committee is comprised of Messrs. Terry L. Jones and Brian W. McNeill. No member of our Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. See "Certain Relationships and Related Transactions."

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                           ON EXECUTIVE COMPENSATION

   The Compensation Committee reviews the performance of the executive officers of the Company, reviews and approves the compensation of the executive officers of the Company, and reviews the compensation programs for other key employees, including salary and cash bonus amounts. The Compensation Committee currently consists of two outside directors, Messrs. Terry L. Jones and Brian W. McNeill.

Compensation Policies and Philosophy

   The financial success of the Company is linked to the ability of its executive officers and managers to direct the Company's current operations, to assess the advantages of potential acquisitions, and realign the operations of the acquired entities with the operating policies of the Company. A major objective of the Company's compensation strategy is to attract and retain top-quality executive officers and managers. Another objective of the Company's compensation strategy is to reward executive officers and managers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve the Company's financial goals and to align the interests of the Company's managers with the interests of the Company's stockholders.

   In order to achieve the foregoing objectives, the Company uses a combination of base salary, cash bonuses, and stock options.

   In establishing the compensation levels for the Company's executive officers, the Compensation Committee considers a number of factors, including the level and types of compensation paid to executive officers in similar positions by comparable companies. In addition, the Compensation Committee evaluates the Company's performance by looking at factors such as performance relative to competitors, performance relative to business conditions and the success of the Company in meeting its financial objectives.

Components of Compensation

   Executive officer base salaries are established in relation to salaries for individuals in comparable positions paid by other companies in the radio broadcast industry.

   Executive officer cash bonuses are used to provide executive officers with financial incentives to meet annual performance targets. The performance targets are based on the Company's budgeted goals pursuant to a detailed annual operating plan. Bonus recommendations for executive officers other than the Chief Executive Officer ("CEO") are proposed by the CEO, reviewed and, when appropriate, revised and approved by the Compensation Committee. The Compensation Committee also establishes the bonus level for the CEO.

   The Compensation Committee believes that equity ownership by the executive officers, managers, and other employees of the Company provides incentive to build stockholder value and aligns the interests of these employees with the interests of stockholders. Upon hiring executive officers, managers, and certain other key employees, the Board of Directors typically approves stock option grants under the 1999 Stock Option Plan, subject to applicable vesting periods. Thereafter, the Board of Directors considers awarding additional grants, usually on an annual basis, under the 1999 Stock Option Plan. The Board of Directors believes these additional annual grants will provide incentives for executive officers, managers, and key employees to remain with the Company. Options are granted at the current market price of the Company's Common Stock and, consequently, have value only if the price of the Company's Common Stock increases over the exercise price. The size of the initial and periodic grants to employees other than the CEO and the executive officers are proposed by the CEO, reviewed and, when appropriate, revised and approved by the Board of Directors. The Board of Directors establishes the size of the initial and periodic grants to the CEO and the executive officers.

Compensation of the CEO

   Effective January 1, 1999, Mr. Liggins receives an annual base salary of $300,000, with annual bonuses based on the performance of the Company. The Compensation Committee has established this base compensation at a level appropriate for the duties and scope of responsibilities of the position, and this level is intended to be competitive with comparable broadcasting companies. The Compensation Committee reviews the performance of the CEO of the Company, as well as other executive officers of the Company annually.

                                          Respectfully submitted,

                                          Compensation Committee

                                          Terry L. Jones
                                          Brian W. McNeill

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

   The graph below compares the cumulative total return on the Company's Class A Common Stock, The Nasdaq Stock Market (U.S.) Index and a peer group of radio broadcasting companies (AMFM Inc., Clear Channel Communications, Inc., Citadel Communications Corporation, Cox Radio, Inc., Cumulus Media, Inc., Emmis Communications Corp., Entercom Communications Corp., Hispanic Broadcasting Corporation, Infinity Broadcasting Corp., Saga Communications Inc.) for the period commencing on May 6, 1999, the first day of trading of our Class A Common Stock, and ending on December 31, 1999. The data set forth below assumes the value of an investment in the Company's Class A Common Stock and each Index was $100 on May 6, 1999.

               COMPARISON OF EIGHT-MONTH CUMULATIVE TOTAL RETURN
          AMONG RADIO ONE, INC. THE NASDAQ STOCK MARKET (U.S.) INDEX,
                            AND THE PEER GROUP INDEX

                         May 99 JUN 99  JUL 99  AUG 99  SEP 99  OCT 99  NOV 99  DEC 99
                         ------ ------- ------- ------- ------- ------- ------- -------
Radio One, Inc.......... 100.00 134.296 128.339 120.397 119.856 144.043 182.491 265.704
The Nasdaq Stock Market
 (U.S.) Index........... 100.00 108.650 106.723 110.803 111.078 119.988 134.943 164.598
Peer Group.............. 100.00 103.768 101.248 100.536 113.755 124.591 127.788 141.444

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mableton Option

   Mr. Liggins, the Chief Executive Officer and President of Radio One, has a right, which he obtained in 1995, (the "Mableton Option") to acquire an interest in a construction permit for an FM radio station licensed to Mableton, Georgia (the "Mableton Station") which is in the Atlanta Metropolitan Statistical Area. Mr. Liggins and Syndicated Communications Venture Partners II, L.P. have reached an agreement to provide initial funding to satisfy the requirements of the Mableton Option. Syndicated Communications Venture Partners II, L.P. has provided this funding, a portion of which will be reimbursed to it by Mr. Liggins. Terry L. Jones, a general partner of the general partner of Syndicated Communications Venture Partners II, L.P., is also a member of Radio One's board of directors. Mr. Liggins has also proposed that Radio One, most likely through Radio One of Atlanta, Inc., enter into a Local Marketing Agreement with respect to the Mableton Station, or otherwise participate in the operations and financing of the Mableton Station. Any such arrangement will be on terms at least as favorable to Radio One as any such transaction with an unaffiliated third party.

Office Lease

   We lease office space located at 100 St. Paul Street, Baltimore, Maryland from Chalrep Limited Partnership, a limited partnership controlled by Ms. Hughes and Mr. Liggins. The annual rent for the office space during 1999 was approximately $161,000 and is expected to increase.

Music One, Inc.

   Ms. Hughes and Mr. Liggins own a music company called Music One, Inc. We sometimes engage in promoting the recorded music product of Music One, Inc. We estimate that the dollar value of such promotion is nominal.

Allur-Detroit

   Allur-Detroit leases the transmitter site for WDMK-FM from American Signalling Corporation for approximately $72,000 per year. American Signalling Corporation is a wholly-owned subsidiary of Syndicated Communications Venture Partners II, L.P. Terry L. Jones, a general partner of the general partner of Syndicated Communications Venture Partners II, L.P., is also a member of Radio One's board of directors. We believe that the terms of this lease are not materially different than if the agreement were with an unaffiliated third party.

XM Satellite, Inc.

   Radio One and XM Satellite Radio, Inc. have entered into a Programming Partner Agreement whereby we will provide programming to XM Satellite Radio, Inc. for distribution over satellite-delivered channels. At the time we entered into this agreement, Worldspace, Inc. held 20% of the stock of XM Satellite Radio, Inc. Syndicated Communications Venture Partners II, L.P. owns approximately 1.25% of the stock of Worldspace, Inc. Terry L. Jones, a director of Radio One, is also a director of Worldspace, Inc.

Radio One of Atlanta, Inc.

   On March 30, 1999, we acquired all of the outstanding capital stock of Radio One of Atlanta, Inc. Stockholders of Radio One of Atlanta, Inc. included Alta Subordinated Debt Partners III, L.P., Syndicated Communications Venture Partners II, L.P., and Alfred C. Liggins, III. Brian W. McNeill, a general partner of Alta Subordinated Debt Partners III, L.P., is also a member of Radio One's board of directors. Terry L. Jones, a general partner of the general partner of Syndicated Communications Venture Partners II, L.P., is also a member of Radio One's Board of Directors.

   Radio One issued approximately 3.3 million shares of common stock in exchange for the outstanding capital stock of Radio One of Atlanta, Inc. Alta Subordinated Debt Partners III, L.P., Syndicated Communications Venture Partners II, L.P. and Mr. Liggins received a majority of such shares in exchange for their shares in Radio One of Atlanta, Inc. In connection with this transaction, Mr. Liggins was paid a fee of approximately $1.2 million for arranging the acquisition. Also, as part of this transaction, Radio One assumed and retired debt and accrued interest of approximately $16.3 million of Radio One of Atlanta, Inc. and Dogwood. Of this amount, approximately $12.0 million was paid to Allied Capital Corporation, approximately $1.3 million was paid to Syndicated Communications Venture Partners II, L.P., and approximately $2.0 million was paid to Alta Subordinated Debt Partners III, L.P.

   The Board of Directors authorized the formation of an ad-hoc committee to oversee the valuation of Radio One of Atlanta, Inc. The ad-hoc committee members were Catherine L. Hughes of Radio One, Sanford Anstey of BancBoston Investments, Inc. and Dean Pickerell of Medallion Capital, Inc. (formerly Capital Dimensions Venture Fund, Inc.). The committee was comprised of members of the Board of Directors of, and investors in, Radio One that did not have an interest in Radio One of Atlanta, Inc.

   The ad-hoc committee recommended approval of the acquisition of Radio One of Atlanta, Inc. based upon its determination that the acquisition was fair to Radio One and its Stockholders.

PNE Media Holdings, LLC

   We have invested approximately $1,000,000 in PNE Media Holdings, LLC. Alta Subordinated Debt Partners III, L.P., and its affiliates own approximately 31.4% of the equity interest in PNE Media Holdings, LLC. Mr. McNeill, a general partner of Alta Subordinated Debt Partners III, L.P., is also a member of Radio One's Board of Directors.

NetNoir, Inc.

   We also made a $750,000 loan to NetNoir, Inc., an internet portal service provider. We provided $250,000 in cash and $500,000 of advertising in exchange for the loan. The loan has been converted into preferred stock. Subsequent to year-end, in March 2000, we made a commitment to invest an additional $2.5 million worth of advertising on our radio stations in exchange for an equity investment in NetNoir, Inc. Scott Royster, our Chief Financial Officer, served briefly as a director of NetNoir, Inc. during 2000, and it is anticipated that a representative of Radio One may serve on the board of directors of NetNoir. Several entities in which Mr. Jones has an interest as an officer or director own approximately 32% of the equity of NetNoir. Mr. Jones is a director of Radio One.

Executive Officers' Loans

   We have extended an unsecured loan to Mr. Liggins in the amount of $380,000, which bears interest at an annual rate of 5.56% and is evidenced by a demand promissory note. As of June 30, 2000, the aggregate outstanding principal and interest amount on this loan was $423,036. The purpose of the loan was to repay a loan that Mr. Liggins obtained from NationsBank, Texas, N.A. in 1997 to purchase an additional interest in Radio One.

   ROA has extended an unsecured loan to Mary Catherine Sneed, Chief Operating Officer of Radio One, in the original amount of $262,539, which bears interest at an annual rate of 5.56% and is evidenced by two demand promissory notes. As of June 30, 2000, the aggregate outstanding principal and interest amount on this loan was $282,007. The purpose of this loan was to pay Ms. Sneed's tax liability with respect to incentive stock grants of ROA stock received by Ms. Sneed.

   We have extended an unsecured loan to Mr. Royster in the amount of $87,564, which bears interest at an annual rate of 5.56% and is evidenced by a demand promissory note. As of June 30, 2000, the aggregate outstanding principal and interest on this loan was $92,559. The purpose of this loan was to pay Mr. Royster's tax liability with respect to the restricted stock grant that we made to Mr. Royster.

                PROPOSAL 3--CONVERSION OF CLASS A COMMON STOCK
                           INTO CLASS D COMMON STOCK

   On July 31, 2000, the Board of Directors adopted a proposed amendment to the Company's Amended and Restated Certificate of Incorporation that, if approved, would permit holders of shares of Class A Common Stock to convert those shares into an equal number of shares of Class D Non-Voting Common Stock. The Board believes that it could be beneficial for holders of shares of Class A Common Stock to have the ability to convert such shares into shares of Class D Non-Voting Common Stock if, for example, the "public float" of the Class D Non-Voting Common Stock (i.e., the number of shares traded on the Nasdaq Stock Market's National Market or other securities exchange) were to be greater than that of the Class A Common Stock, thereby providing greater liquidity to holders of Class D Non-Voting Common Stock. Holders of Class A Common Stock are cautioned, however, that shares of Class D Non-Voting Common Stock do not have voting rights and are not convertible into shares of any other class of the Company's Common Stock.

   If the proposed amendment is adopted, Section 4.3(d)(i) of the Company's Amended and Restated Certificate of Incorporation will be amended to read as follows:

     "(i) Conversion of Class A Common. Subject to the terms and conditions stated herein, the holder of any shares of Class A Common shall have the right at any time, at such holder's option, to convert all or a portion of the shares of Class A Common so held into the same number of shares of Class C Common or Class D Common. Such right of conversion shall be exercised (A) by giving written notice (the" Notice') to the Corporation at least ten (10) days prior to the Conversion Date (as defined below) specifying therein that the holder elects to convert a stated number of shares of Class A Common into shares of Class C Common or Class D Common on the date specified in such Notice (the "Conversion Date') and (B) by surrendering the certificate or certificates representing at least the number of shares of Class A Common to be converted to the Corporation at its principal office at any time during the usual business hours on or before the Conversion Date, duly endorsed in blank by the owner of the certificate so surrendered, together with a statement of the name or names (with addresses) of the Person or Persons in whose name or names the certificate or certificates for shares issued on conversion shall be registered. Shares of Class A Common that have been converted hereunder shall not be canceled but shall remain as treasury shares unless retired by resolution of the Board of Directors."

   In addition, if the proposed amendment is adopted, Section 4.3(d)(v) of the Company's Amended and Restated Certificate of Incorporation will be amended to read as follows:

     "(v) Surrender of Certificates. Subject to the other provisions of this
  Section 4.3 and of ARTICLE IX of this Amended and Restated Certificate of Incorporation, promptly after (A) the Conversion Date and (B) the surrender of such certificate or certificates representing the share or shares of Class A Common, Class B Common or Class C Common to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder requesting conversion, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of the class of Common Stock issuable upon the conversion of such share or shares, together with a certificate or certificates evidencing any balance of the shares of the class surrendered to the Corporation but not then being converted. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the later of the Conversion Date or the date upon which the Corporation shall have received the certificate or certificates representing the shares to be converted, and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such shares of Class A Common, Class C Common or Class D Common, as the case may be."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH HOLDER OF COMMON STOCK VOTE "FOR" THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

 PROPOSAL 4--AMENDMENT OF THE AMENDED AND RESTATED BYLAWS TO ALLOW THE ELECTION
                           OF UP TO ELEVEN DIRECTORS

   Article III, Section 1 of the Company's Amended and Restated Bylaws
currently provides in pertinent part that "The board of directors shall be five
(5) in number.............'' However, the Certificate of Designation, Rights and
Preferences of the Company's 6 1/2% Convertible Preferred Securities Remarketable Term Income Deferrable Equity Securities (""HIGH TIDES"), which was filed with the Delaware Secretary of State on July 13, 2000, provides that if dividends on the HIGH TIDES are in arrears and unpaid for six or more dividend periods, then the Board of Directors will be increased by two members who will be elected by the holders of the HIGH TIDES voting as a class. In order to conform the Bylaws to the terms of the HIGH TIDES, as well as to give the Board the flexibility to respond to Radio One's growth and to opportunities to add qualified individuals to the Board whose skills and expertise will benefit the Company and the conduct and operations of the Board, the Board of Directors proposes that Article III, Section 1 of the Amended and Restated Bylaws be amended to allow the size of the Board to be expanded to include up to eleven members, but no fewer than five.

   If the proposed amendment is adopted, Article III, Section 1 of the Company's Amended and Restated Bylaws will be amended to read as follows:

     "Section 1. Number, Election and Term of Office. The number of directors shall be no fewer than 5 nor more than 11, as determined from time to time by resolution of the board or as otherwise provided in the certificate of incorporation of the corporation. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 3 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided."

   While the Board believes that the proposed amendment should be adopted for the reasons set forth above, the Board is aware that the proposed amendment may have potential anti-takeover effects. Allowing the size of the Board to be considerably expanded gives the current Board the ability to add members sympathetic to it, diluting the influence of directors hostile to current management. The Board is not aware, however, of any effort to accumulate its securities or to gain control of the Company at this time, and the proposal is not being adopted in order to block any such effort.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK VOTE "FOR" THE PROPOSAL TO AMEND THE
            BYLAWS TO ALLOW THE ELECTION OF UP TO ELEVEN DIRECTORS.

             PROPOSAL 5--RATIFICATION OF THE 1999 STOCK OPTION PLAN

   At the Meeting, we will ask the Stockholders to approve the adoption of the 1999 Stock Option Plan.

   On March 10, 1999, we adopted the 1999 Stock Option Plan, which is designed to provide incentives relating to equity ownership to present and future executive, managerial and other key employees, directors and consultants of Radio One and our subsidiaries as may be selected in the sole discretion of the board of directors. The 1999 Stock Option Plan was amended by the Board of Directors on June 14, 2000. The 1999 Stock Option Plan, as so amended, is attached to this Proxy Statement as Exhibit A. The 1999 Stock Option Plan provides for the granting to participants of stock options and restricted stock grants as the Compensation Committee of the Board of Directors, or such other committee of the Board of Directors as the Board of Directors may designate (the "Committee") deems to be consistent with the purposes of the 1999 Stock Option Plan. An aggregate of 1,408,099 shares of Class A Common Stock and 2,816,198 shares of Class D Non-Voting Common Stock have been reserved for issuance under the 1999 Stock Option Plan. The 1999 Stock Option Plan affords Radio One latitude in tailoring incentive compensation for the retention of key personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices. As of June 30, 2000, we have granted options to purchase 278,484 shares of Class A Common Stock having a weighted average exercise price of $11.93 per share, and 544,338 shares of Class D Non-Voting Common Stock having a weighted average exercise price of $12.13 per share.

   The Committee has exclusive discretion to select the participants, to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1999 Stock Option Plan. The 1999 Stock Option Plan terminates ten years from the date that the 1999 Stock Option Plan is approved and adopted by the Stockholders of Radio One. Generally, a participants' rights and interest under the 1999 Stock Option Plan are not transferable except by will or by the laws of descent and distribution.

   Options, which include non-qualified stock options ("NQSOs") and incentive stock options ("ISOs"), are rights to purchase a specified number of shares of Common Stock at a price fixed by the Committee. The option price may be less than, equal to or greater than the fair market value of the underlying shares of Common Stock, but in no event will the exercise price of an ISO be less than the fair market value on the date of grant. Options will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Committee shall determine. Upon termination of a participant's employment with Radio One, options that are not exercisable will be forfeited immediately and options that are exercisable will be forfeited on the ninetieth day following such termination unless exercised by the participant. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash or Common Stock of Radio One) as the Committee may determine.

   Options granted under the 1999 Stock Option Plan may, but need not, qualify for an exemption from the "short swing liability" provisions of Section 16(b) of the Securities Exchange Act of 1934 pursuant to Rule 16b-3 and/or qualify as "performance-based compensation" that is exempt from the $1 million limitation of the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Stockholder approval of the 1999 Stock Option Plan is required to satisfy the "performance-based compensation" exemption under Section 162(m) of the Code.

   Grants are awards of restricted Common Stock at no cost to participants and are generally subject to vesting provisions as determined by the Committee. Upon termination of a participant's employment with Radio One, grants that are not vested will be forfeited immediately.

   In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of Radio One, the Committee will make any adjustments it deems appropriate in the number and kind of shares reserved for issuance upon the exercise of options and vesting of grants under the option plan and in the exercise price of outstanding options.

U.S. Federal Income Tax Consequences

   The following discussion of the U.S. federal income tax consequences of grants to U.S. employees and nonemployee Directors under the 1999 Stock Option Plan is intended to be a summary of applicable U.S. federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the 1999 Stock Option Plan or of options issued thereunder.

   Because the U.S. federal income tax rules governing options and related payments are complex and subject to frequent change, and they depend on the participant's individual circumstances, participants are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to options.

   ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs need not comply with such requirements.

   An optionee is not taxed on the grant or, except as described below, exercise of an ISO. The difference between the exercise price and the fair market value of the Common Stock on the exercise date will, however, be a positive adjustment for purposes of the alternative minimum tax, and thus an optionee could be subject to the alternative minimum tax as a result of the exercise of an ISO. If an optionee holds the Common Stock acquired upon exercise of an ISO for at least two years following the grant date of the related option and more than one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such Common Stock is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the Common Stock (which generally equals the exercise price). If an optionee disposes of Common Stock acquired pursuant to exercise of an ISO before satisfying the one and two year holding periods described above, the optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be (1) the amount realized on disposition less the optionee's adjusted basis in the Common Stock (usually the exercise price) or (2) the difference between the fair market value of the Common Stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for more than one year following exercise of the ISO. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee's disposition of the Common Stock after satisfying the holding period requirements described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the Common Stock in an amount equal to the ordinary income recognized by the optionee.

   An optionee is not taxed on the grant of an NQSO, assuming the NQSO does not have a "readily ascertainable fair market value" for tax purposes on the date of grant. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the Common Stock acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain or subsequent disposition of the shares is long term capital gain if the Common Stock is held for more than one year following exercise. The Company does not receive a deduction for this gain.

   Special rules will apply in cases where a recipient of an option pays the exercise or purchase price of the option or applicable withholding tax obligations under the 1999 Stock Option Plan by delivering previously owned Common Stock or by reducing the number of shares of Common Stock otherwise issuable pursuant to the Option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such Common Stock or a carryover basis in the Common Stock acquired and may constitute a disposition for purposes of applying the ISO holding periods discussed above. The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an option and may require the participant to pay such taxes as a condition to exercise of an option.

   The terms of the documents pursuant to which options are granted under the 1999 Stock Option Plan provide for accelerated vesting or payment of an option in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the optionee, certain amounts with respect to such option may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, an optionee will be subject to a 20% excise tax on any "excess parachute payments," and the Company will be denied any deduction with respect to such payments. Optionees should consult their tax advisors as to whether accelerated vesting of an option in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

   As described above, options granted under the 1999 Stock Option Plan may qualify as "performance-based compensation" under Section 162(m) of the Code in order to preserve federal income tax deductions by the Company with respect to any compensation required to be taken into account under Section 162 of the Code that is in excess of $1,000,000 and paid to a Covered Employee (as defined in Section

162(m)(3) of the Code). Compensation for any year that is attributable to an option granted to a Covered
Employee and that does not so qualify may not be deductible by the Company to the extent such compensation, when combined with other compensation paid to such employee for the year, exceeds $1,000,000.

   The following table shows the grants under the 1999 Stock Option Plan.

                               New Plan Benefits

                                            Number of      Number of    Expiration
Name and Position                         Class A Shares Class D Shares    Date
-----------------                         -------------- -------------- ----------
Scott R. Royster, Executive Vice .......     18,646         37,292      May, 2009
 President and Chief Financial Officer

Linda J. Eckard, Assistant Secretary and      31,077        62,154      May, 2009
 .......................................
 General Counsel

Executive Group.........................     49, 723         99,446     May, 2009

Non-executive Director Group............           0              0           n/a

Non-executive Officer Employee Group....     228,761        444,892     May, 2009

   For information regarding vesting and federal income tax consequences associated with the options, see the description of the 1999 Stock Option Plan above.

   On August  , 2000, the last sale price reported for the Class A Common Stock
on The Nasdaq Stock Market's National Market System was $   per share, and the
last sale price reported for the Class D Non-Voting Common Stock on The Nasdaq
Stock Market's National Market System was $     per share.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH HOLDER OF CLASS A
                COMMON STOCK AND CLASS B COMMON STOCK VOTE "FOR"
                THE RATIFICATION OF THE 1999 STOCK OPTION PLAN.

           PROPOSAL 6--RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's financial statements for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants. Representatives of Arthur Andersen, LLP are expected to be present at the Meeting to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.

   The Board of Directors has appointed Arthur Andersen, LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2000. Unless otherwise directed, the persons named in the accompanying proxy will vote in favor of the ratification of the appointment of Arthur Andersen, LLP.

         THE BOARD RECOMMENDS THAT THE HOLDERS OF CLASS A COMMON STOCK
         AND CLASS B COMMON STOCK VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER
                                   31, 2000.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

   The Company will hold its next annual meeting on April 30, 2001. To be considered for inclusion in the proxy materials for the annual meeting, Stockholder proposals to be presented at such annual meeting must be submitted in writing and received by the Company no later than January 31, 2001. Other proposals that are not included in the proxy materials will be considered timely and may be eligible for presentation at the Company's annual meeting on April 30, 2001 if they are received by the Company in the form of a written notice no later than January 31, 2001.

                                 OTHER BUSINESS

   The Board of Directors does not know of any business to be brought before the Meeting other than the matters described in the Notice of Annual Meeting. However, if a Stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his or her judgment on such matters.

                                          By Order of the Board of Directors,

                                          Linda J. Eckard
                                          Assistant Secretary

                                                                      Exhibit A

                                RADIO ONE, INC.
               1999 STOCK OPTION AND RESTRICTED STOCK GRANT PLAN

          (Adopted March 10, 1999, as amended through June 14, 2000.)

                                   ARTICLE I

                                Purpose of Plan

   The 1999 Stock Option and Restricted Stock Grant Plan (the "Plan") is intended to advance the best interests of the Company by providing directors, executives and other key employees of the Company or any Subsidiary (as defined below) who have substantial responsibility for the management and growth of the Company or any Subsidiary and other individuals who perform substantial work for the Company or any Subsidiary with additional incentives by allowing such employees and other individuals to acquire an ownership interest in the Company.

                                  ARTICLE II

                                  Definitions

   For purposes of the Plan the following terms have the indicated meanings:

   "Board" means the Board of Directors of the Company.

   "Change of Control" shall be deemed to have occurred in the event of a transaction or series of related transactions pursuant to which any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons, other than Catherine L. Hughes and Alfred C. Liggins, III, (a) acquire, whether by merger, consolidation or transfer or issuance of capital stock, capital stock of the Company (or any surviving or resulting company) possessing the voting power to elect a majority of the Board of the Company (or such surviving or resulting company) or (b) acquire all or substantially all of the Company's assets determined on a consolidated basis.

   "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

   "Committee" means the Compensation Committee or such other committee of the Board as the Board may designate to administer the Plan. The Committee shall be comprised solely of two or more directors. References to the Committee hereunder shall include the Board where appropriate.

   "Class A Common Stock" means the Class A Common Stock, $0.001 par value per share, of the Company.

   "Class D Common Stock" means Class D Common Stock, $0.001 par value per share, of the Company.

   "Common Stock" means Class A Common Stock and Class D Common Stock.

   "Designated Date" has the meaning set forth in Section 5.7 hereof.

   "Exercised Options" has the meaning set forth in Section 5.4 hereof.

   "Fair Market Value" per share on any given date means the average for the ten (10) preceding trading days of the closing prices of the sales of the relevant class of Common Stock (i.e., Class A Common Stock or Class D Common Stock) on all securities exchanges on which such stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day for the relevant class of Common Stock, or, if on any day such stock is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq Stock Market as of 4:00 P.M., New York time for the relevant class of Common Stock, or, if on any day such stock is not quoted on the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization for the relevant class of Common Stock. If at any time any class of Common Stock is not listed or quoted, the Fair Market Value per share shall be determined by the Committee or the Board based on such factors as the members thereof in the exercise of their business judgment consider reasonably relevant.

   "Grant" means a restricted stock grant awarded to a Participant under the Plan at no cost to the Participant.

   "Grant Agreement" has the meaning set forth in Section 6.1 hereof.

   "Grant Shares" shall mean (i) all shares of Common Stock issued or issuable upon the award or vesting of a Grant and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock. Unless provided otherwise herein or in the Participant's Grant Agreement, Grant Shares will continue to be Grant Shares in the hands of any holder other than the Participant (except for the Company), and each such transferee thereof will succeed to the rights and obligations of a holder of Grant Shares hereunder.

   "Measurement Date" means the date on which any taxable income resulting from the exercise of an Option is determined under applicable federal income tax law.

   "Option" means a stock purchase option granted to a Participant under the Plan.

   "Option Agreement" has the meaning set forth in Section 6.1 hereof.

   "Option Shares" shall mean (i) all shares of Common Stock issued or issuable upon the exercise of an Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock. Unless provided otherwise herein or in the Participant's Option Agreement, Option Shares will continue to be Option Shares in the hands of any holder other than the Participant (except for the Company), and each such transferee thereof will succeed to the rights and obligations of a holder of Option Shares hereunder.

   "Participant" means any director, executive or other key employee of the Company or any Subsidiary, or any other individual who performs substantial work for the Company or any Subsidiary, who has been selected to participate in the Plan by the Committee.

   "Permitted Transferee" means those persons to whom the Participant is authorized, pursuant to Section 6.3, to transfer Options and Grants.

   "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

   "Plan" has the meaning set forth in the preamble hereof.

   "Reload Number" has the meaning set forth in Section 5.4 hereof.

   "Reload Options" has the meaning set forth in Section 5.4 hereof.

   "Shares" has the meaning set forth in Section 5.3.

   "Subsidiary" means any subsidiary corporation (as such term is defined in Section 424(f) of the Code) of the Company.

   "Termination Date" shall mean the date upon which such Participant's employment with the Company or any Subsidiary terminated.

                                  ARTICLE III

                                 Administration

   The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant Options or Grants to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such Options and Grants as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any Options or Grants granted under the Plan and (vi) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Participants, the Company and all other persons. All expenses associated with the administration of the Plan shall be borne by the Company. The Committee may, as approved by the Board and to the extent permissible by law, delegate any of its authority hereunder to such persons or entities as it deems appropriate.

                                   ARTICLE IV

                         Limitation on Aggregate Shares

   The number of shares of Common Stock with respect to which Options and Grants may be granted under the Plan shall not exceed, in the aggregate, 1,408,099 shares of Class A Common Stock and 2,816,198 shares of Class D Common Stock, subject to adjustment in accordance with Section 6.4. To the extent any Options or Grants expire unexercised or are canceled, terminated or forfeited in any manner without the issuance of Common Stock thereunder, and to the extent any Option Shares or Grant Shares are tendered or withheld in payment of the exercise price of any Options or the taxes payable with respect to the exercise of any Options or Grants, such shares shall again be available under the Plan. The shares of Common Stock available under the Plan may consist of authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

                                   ARTICLE V

                                     Awards

   5.1 Grant of Options and Grants.

   (a) Grant by Committee. The Committee may grant Options or Grants to Participants from time to time in accordance with this Article V.

   (b) Nonqualified Options and Incentive Stock Options. Options granted under the Plan may be nonqualified stock options or "incentive stock options" within the meaning of Section 422 of the Code or any successor provision as specified by the Committee; provided, however, that no incentive stock option may be granted to any Participant who, at the time of grant, owns stock of the Company (or any Subsidiary) representing more than 10% of the total combined voting power of all classes of stock of the Company (or any Subsidiary), unless such incentive stock option shall at the time of grant (a) have a termination date not later than the fifth anniversary of the issuance date and (b) have an exercise price per share equal to at least 110% of the Fair Market Value of a share of Common Stock on the date of grant.

   It is the Company's intent that nonqualified stock options granted under the Plan not be classified as incentive stock options, that incentive stock options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an incentive stock option granted under the Plan does not qualify as such for any reason, then to the extent of such nonqualification, the stock option represented thereby shall be regarded as a nonqualified stock option duly granted under the Plan, provided that such stock option otherwise meets the Plan's requirements for nonqualified stock options.

   (c) Exercise Price. The exercise price per share of Common Stock under each Option shall be determined by the Committee at the time of grant; provided, however, that the exercise price per share of Common Stock under each incentive stock option shall be fixed by the Committee at the time of grant of the Option and shall equal at least 100% of the Fair Market Value of a share of the relevant class of Common Stock on the date of grant, but not less than the par value per share (as adjusted pursuant to Section 6.4). Subject to Section 5.7, Options shall be exercisable at such time or times as the Committee shall determine; provided, however, that any option intended to be an incentive stock option shall be treated as an incentive stock option only to the extent that the aggregate Fair Market Value of the relevant class of Common Stock (determined as of the date of Option grant) with respect to which incentive stock options (but not nonqualified options) are exercisable for the first time by any Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) does not exceed $100,000.

   (d) Option or Grant Term. The Committee shall determine the term of each Option and Grant, which term shall not exceed ten years from the date of grant of the Grant or Option (five years in the case of incentive stock options for which the exercise price is 110% of the Fair Market Value of a share of the relevant class of Common Stock on the date of grant, pursuant to Section 5.1(b)).

   (e) Maximum Annual Grant to Participant. In any one calendar year, the Committee shall not grant to any one Participant Options to purchase, or Grants of, a number of shares of Class A Common Stock in excess of 704,050 or a number of shares of Class D Common Stock in excess of 1,408,099.

   5.2 Exercise Procedure. Options and Grants shall be exercisable, to the extent they are vested, by written notice to the Company (to the attention of the Company's Secretary) accompanied by payment in full of the applicable exercise price.

   5.3 Payment Options. Options may be exercised, in whole or in part, upon payment of the exercise price of the Option Shares to be acquired. Payment shall be made: (i) in cash (including check, bank draft or money order); (ii) by delivery of outstanding shares of Common Stock, of the same class for which the Option is to be exercised, with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the Options' exercise; (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board or other method of legally permissible cashless exercise; (iv) by authorizing the Company to withhold from issuance a number of Option Shares issuable upon exercise of the Options which, when multiplied by the Fair Market Value of a share of the relevant class of Common Stock on the date of exercise is equal to the aggregate exercise price payable with respect to the Options so exercised; (v) by any combination of the foregoing; or (vi) in any additional manner the Committee approves. Options may also be exercised upon payment of the exercise price of the Option Shares to be acquired by delivery of the Participant's promissory note, but only to the extent specifically approved by and in accordance with the policies of the Committee.

   (a) Exchange of Previously Acquired Stock. In the event a Participant elects to pay the exercise price payable with respect to an Option pursuant to clause
(ii) above, (A) only a whole number of share(s) of the relevant class of Common Stock (and not fractional shares of Common Stock) may be tendered in payment,
(B) such Participant must present evidence acceptable to the Company that he or she has owned any such shares of the relevant class of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the Participant, be made either by (A) physical delivery of the certificate(s) for all such shares of the relevant class of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the Participant's broker to transfer, by book entry, such shares of the relevant class of Common Stock from a brokerage account of the Participant to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of shares of the relevant class of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the Fair Market Value of the share(s) of the relevant class of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No Participant may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes).

   (b) Payment by Withholding Shares. In the event a Participant elects to pay the exercise price payable with respect to an Option pursuant to clause (iv) above, (A) only a whole number of Option Share(s) (and not fractional Option Shares) may be withheld in payment and (B) such Participant must present evidence acceptable to the Company that he or she has owned a number of shares of the relevant class of Common Stock at least equal to the number of Option Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Option Shares, the difference, if any, between the aggregate exercise price payable with respect to the Option being exercised and the Fair Market Value of the Option Share(s) withheld in payment (plus any applicable taxes) shall be paid in cash. No Participant may authorize the withholding of Option Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the Option being exercised (plus any applicable taxes). Any withheld Option Shares shall no longer be issuable under such Option.

   5.4 Grant of Reload Options. The Committee may provide (either at the time of grant or exercise of an Option), in its discretion, for the grant to a Participant who exercises all or any portion of an Option ("Exercised Options") and who pays all or part of such exercise price with shares of Common Stock, of an additional option (a "Reload Option") for a number of shares of Common Stock, of the same class as those shares used to pay all or part of the exercise price, equal to the sum (the "Reload Number") of the number of shares of Common Stock tendered or withheld in payment of such exercise price for the Exercised Options plus, if so provided by the Committee, the number of shares of Common Stock, if any, tendered or withheld by the Participant or withheld by the Company in connection with the exercise of the Exercised Options to satisfy any federal, state or local tax withholding requirements. The terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that: (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the Fair Market Value of the Common Stock on the grant date of the Reload Option.

   5.5 Withholding Tax Requirements.

   (a) Participant Election. Unless otherwise determined by the Committee, a Participant may elect to deliver shares of the relevant class of Common Stock (or have the Company withhold shares acquired upon exercise of an Option or Grant) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an Option or a Grant. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 5.5(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in
Section 5.3 with respect to the delivery or withholding of Common Stock in payment of the exercise price of Options.

   (b) Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the Participant make provision for the payment to the Company, either pursuant to Section 5.5(a) or this Section 5.5(b), of any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of Option Shares or Grant Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of Option Shares or Grant Shares under the Plan. The Company may, in its discretion and to the extent specifically approved by and in accordance with the policies of the Committee, permit payment of such federal, state or local taxes to be made by delivery by a Participant to the Company of a promissory note of such Participant.

   5.6 Notification of Inquiries and Agreements. Each Participant and each Permitted Transferee shall notify the Company in writing within 10 days after the date such Participant or Permitted Transferee (i) first obtains knowledge of any Internal Revenue Service inquiry, audit, assertion, determination, investigation, or question relating in any manner to the value of Options or Grants granted hereunder; (ii) includes or agrees (including, without limitation, in any settlement, closing or other similar agreement) to include in gross income with respect to any Option or Grant granted under this Plan (A) any amount in excess of the amount reported on Form 1099 or Form W-2 to such Participant by the Company, or (B) if no such Form was received, any amount; and/or (iii) exercises, sells, disposes of, or otherwise transfers an Option or Grant acquired pursuant to this Plan. Upon request, a Participant or Permitted Transferee shall provide to the Company any information or document relating to any event described in the preceding sentence which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company's tax liability as a result of such event.

   5.7 Conditions and Limitations on Exercise. At the discretion of the Committee, exercised at the time of grant, Options and Grants may vest, in one or more installments, upon (i) the fulfilment of certain conditions, (ii) the passage of a specified period of time, (iii) the occurrence of certain events and/or (iv) the achievement by the Company or any Subsidiary of certain performance goals. Except as otherwise provided by the Committee, Options shall not vest for a period of at least six months following the date of grant of such Options. In the event of a Change of Control, the Committee may provide, in its discretion, that the Options and Grants shall become immediately vested and that such Options and Grants shall terminate if not exercised as of the date of the Change of Control or any other designated date (the "Designated Date") or that such Options shall thereafter represent only the right to receive the excess of the consideration per share of Common Stock offered in such Change of Control over the exercise price of such Options. The Company shall give all Participants notice of an impending Change of Control at least 15 days prior to the date of such Change of Control or the Designated Date, whichever is earlier.

   5.8 Expiration of Options and Grants.

   (a) Normal Expiration. In no event shall any part of any Option or Grant be exercisable after the stated date of expiration thereof.

   (b) Early Expiration Upon Termination of Employment. Any part of any Option or Grant that was not vested on a Participant's Termination Date shall expire and be forfeited on such date, and any part of any Option or Grant that was vested on the Termination Date shall also expire and be forfeited to the extent not theretofore exercised on the thirtieth (30th) day (one year, if termination is caused by the Participant's death or disability) following the Termination Date or such longer period following the Termination Date to the extent specifically approved by and in accordance with the policies of the Committee, but in no event after the stated date of expiration thereof.

                                   ARTICLE VI

                               General Provisions

   6.1 Written Agreement. Each Option and Grant granted hereunder shall be embodied in a written agreement (the "Option Agreement" or "Grant Agreement") which shall be signed by the Participant to whom the Option or Grant is granted and shall be subject to the terms and conditions set forth herein. Unless otherwise expressly stated herein, inconsistencies between such Option Agreement or Grant Agreement and this Plan shall be resolved in accordance with the terms of this Plan.

   6.2 Listing, Registration and Legal Compliance. If at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares subject to Options or Grants upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of Options or Grants or the purchase or issuance of shares thereunder, no Options or Grants may be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Options or Grants will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other persons subject to Section 16(b) of the Exchange Act, the Committee may at any time impose any limitations upon the exercise of Options or Grants that, in the Committee's discretion, are necessary or desirable in order to comply with such
Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options or Grants may be exercised, the Committee may, in its discretion and without the Participant's consent, so reduce such period on not less than 15 days' written notice to the holders thereof.

   6.3 Options Not Transferrable. Except as otherwise authorized by the Committee, Options and Grants may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the Participant to whom they were granted, may be exercised only by such Participant (or, if such Participant is incapacitated, by such Participant's legal guardian or legal representative). In the event of the death of a Participant, Options and Grants which are not vested on the date of death shall terminate; exercise of Options or Grants granted hereunder to such Participant, which are vested as of the date of death, may be made only by the executor or administrator of such Participant's estate or the person or persons to whom such Participant's rights under the Options or Grants will pass by will or the laws of descent and distribution.

   6.4 Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Committee may, in order to prevent the dilution or enlargement of rights under the Plan or outstanding Options or Grants, adjust (1) the number and type of shares as to which options or restricted stock grants may be granted under the Plan, (2) the number and type of shares covered by outstanding Options or Grants, (3) the exercise prices, if any, specified therein and (4) other provisions of this Plan which specify a number of shares, all as the Committee determines to be appropriate and equitable.

   6.5 Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time (with or without cause), or confer upon any Participant any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue to receive such Participant's current (or other) rate of compensation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

   6.6 Amendment, Suspension and Termination of Plan. The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Committee may deem advisable; provided, however, that no such amendment shall be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and no such amendment, suspension or termination shall impair the rights of Participants under outstanding Options or Grants without the consent of the Participants affected thereby, except as provided below. No Options or Grants shall be granted hereunder after the tenth anniversary of the adoption of the Plan.

   6.7 Amendment of Outstanding Options and Grants. The Committee may amend or modify any Option or Grant in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option or Grant; provided that, except as expressly contemplated elsewhere herein or in any agreement evidencing such Option or Grant, no such amendment or modification shall impair the rights of any Participant under any outstanding Option or Grant without the consent of such Participant.

   6.8 Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan, shall be governed by the substantive laws, but not the choice of law rules, of Delaware.

                                  ARTICLE VII

                              Stockholder Adoption

   The Plan was approved by the Board on May 5, 1999 and approved and adopted by the stockholders of the Company, in accordance with applicable law, at a meeting of the stockholders of the Company held May 5, 1999.

                                   * * * * *

                                 FORM OF PROXY

                                RADIO ONE, INC.
                          5900 Princess Garden Parkway
                             Lanham, Maryland 20706

               This Proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on September 15, 2000.

     The undersigned holder of Class D Common Stock acknowledges receipt of the Notice of Annual Meeting of Stockholders of Radio One, Inc. (the "Company") and the accompanying Proxy Statement. The undersigned hereby appoints Scott C. Royster and Linda J. Eckard, and each of them individually, as proxies, each with the powers the undersigned would possess if personally present, and each with full power of substitution, to vote as specified in this proxy all of the shares of Class D Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held September 15, 2000, and at any adjournments or postponements thereof.

     With respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, the proxies named above are authorized to vote upon those matters in their discretion. The undersigned Stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign, date and return this card.



                                SEE REVERSE SIDE

                 Please mark your vote as in this example:  [X]

     When this proxy card is properly executed, the shares to which it relates will be voted in accordance with the directions indicated hereon. If no direction is made, the shares will be voted FOR the proposal below. Holders of Class D Common Stock are not eligible to vote on any other proposal.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.


3. Approval of the Amendment of the Company's Amended and Restated Certificate of Incorporation to provide holders of the Class A Common Stock the right to convert such Class A Common Stock into Class D Non-Voting Common Stock.


       FOR     [_]         AGAINST        [_]         ABSTAIN         [_]





          DATE                                 SIGNATURE(S)
       ----------                            ----------------

     __________________        __________________________________________


     __________________        __________________________________________


     __________________        __________________________________________


     __________________        _________________________________________



NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, (including in the case of owners in joint tenancy), each party should sign.

                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING

                                 FORM OF PROXY

                                RADIO ONE, INC.
                         5900 Princess Garden Parkway
                            Lanham, Maryland 20706

               This Proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on September 15, 2000.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Radio One, Inc. (the "Company") and the accompanying Proxy Statement. The undersigned holder of Class A, Class B, or Class C Common Stock hereby appoints Scott C. Royster and Linda J. Eckard, and each of them individually, as proxies, each with the powers the undersigned would possess if personally present, and each with full power of substitution, to vote as specified in this proxy all of the shares of Class A, Class B, or Class C Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held September 15, 2000, and at any adjournments or postponements thereof.

     With respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, the proxies named above are authorized to vote upon those matters in their discretion. The undersigned Stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign, date and return this card.


                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                        PROPOSALS 1, 2, 3, 4, 5, AND 6.


                               SEE REVERSE SIDE

                Please mark your vote as in this example:  [X]

     When this proxy card is properly executed, the shares to which it relates will be voted in accordance with the directions indicated hereon. If no direction is made, the shares will be voted FOR the proposal below.

1.   Election of Class A Directors

     FOR   [_]      WITHHOLD AUTHORITY      [_]       EXCEPTION      [_]
               to vote for all nominees listed below

     Nominees: Brian W. McNeill and Terry L. Jones. (INSTRUCTIONS: to withhold authority to vote for any individual nominee, mark the "EXCEPTION" box and write that nominee's name in the space provided below.)

     Exception: ______________________________________________________________

2.   Election of Other Directors

     FOR   [_]      WITHHOLD AUTHORITY      [_]       EXCEPTION      [_]
               to vote for all nominees listed below

     Nominees: Catherine L. Hughes, Alfred C. Liggins, III, and Larry D. Marcus. (INSTRUCTIONS: to withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

     Exception: ______________________________________________________________


3. Approval of the amendment of the Company's Amended and Restated Certificate of Incorporation to provide holders of the Class A Common Stock the right to convert such Class A Common Stock into Class D Non-Voting Common Stock.

          FOR    [_]       AGAINST      [_]       ABSTAIN       [_]


4. Approval of the amendment of the Company's Amended and Restated Bylaws to permit the election of up to eleven, but not less than five, members of the Board of Directors.

          FOR    [_]       AGAINST      [_]       ABSTAIN       [_]

5.    Approval of the adoption of the 1999 Stock Option Plan.

          FOR    [_]       AGAINST      [_]       ABSTAIN       [_]

6. Approval of the appointment of Arthur Andersen, LLP as independent public accountants for the Company for the year ended December 31, 2000.

          FOR    [_]       AGAINST      [_]       ABSTAIN       [_]


     By signing this proxy card, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held September 15, 2000 and the Proxy Statement dated August 16, 2000.



          DATE                               SIGNATURE(S)
       ----------                         ------------------

     __________________        __________________________________________


     __________________        __________________________________________


     __________________        __________________________________________


     __________________        __________________________________________


     __________________        __________________________________________

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, (including in the case of owners in joint tenancy), each party should sign.


                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING

                  [KIRKLAND & ELLIS LETTERHEAD APPEARS HERE]



                                 August 4, 2000



BY ELECTRONIC SUBMISSION

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Radio One, Inc.
               Preliminary Proxy Statement on Schedule 14-A

Dear Ladies and Gentlemen:

          Submitted herewith for filing on behalf of Radio One, Inc. (the "Company") is a Preliminary Proxy Statement on Schedule 14-A of the Company (the "Proxy Statement"). This filing is being effected by direct transmission to the Commission's EDGAR System.

          Options granted under the Company's 1999 Stock Option Plan referred to in the Proxy Statement, and shares of the Company's Common Stock issuable upon exercise of those options, have been registered on Forms S-8 filed with the Commission on May 10, 1999, and July 27, 2000.

          Please contact the undersigned at (202) 879-5943 with any questions or comments you may have regarding this filing.

                              Very truly yours,

                              /s/Terrance L. Bessey

TLB/tab
cc:  Scott R. Royster
     Linda J. Eckard